Consent of SG Cowen Securities Corporation

December 7, 2001

The Board of Directors
TLC Laser Eye Centers Inc.
5280 Solar Drive
Mississauga, Ontario L4W 5M8

We hereby consent to the inclusion of our opinion, dated August 23, 2001, in the proxy statement-prospectus of TLC Laser Eye Centers Inc. which is a part of this Amendment No. 1 to the Registration Statement on Form S-4, File No. 333-71532. In executing this consent, we do not admit or acknowledge that SG Cowen Securities Corporation is within the class of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

SG COWEN SECURITIES CORPORATION


By: /s/ Peter N. Reikes
    --------------------
    Peter N. Reikes
    Managing Director